UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) June 14, 2013

Swift Transportation Company
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35007	20-5589597

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 South 75th Avenue, Phoenix, Arizona	85043

(Address of Principal Executive Offices)	(Zip Code)
(602) 269-9700

(Registrant’s telephone number, including area code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On June 14, 2013, Swift Receivables Company II, LLC (“SRCII”), a wholly-owned subsidiary of Swift Transportation Company, (the “Company”), entered into an Amended and Restated Receivables Purchase Agreement (the “2013 RPA”), by and among Swift Transportation Services, LLC (“Swift Transportation”), as servicer, the various conduit purchasers from time to time party thereto, the various related committed purchasers from time to time party thereto, the various purchaser agents from time to time party thereto, the various LC participants from time to time party thereto and PNC Bank, National Association as administrator and as issuer of Letters of Credit, replacing its previous Receivables Purchase Agreement dated June 8, 2011 (the “2011 RPA”). Pursuant to the related Purchase and Sale Agreement (the “PSA” and, together with the RPA, the “2013 Receivables Facility”) by and among Swift Intermodal, LLC, Swift Leasing Co., LLC, Swift Transportation and Swift Logistics, LLC (collectively, the “Originators”), the Originators will sell all their eligible accounts receivable to SRCII which will, in turn, sell a variable percentage ownership interest in the eligible accounts receivable to the purchasers. The 2013 RPA is subject to customary fees and contains various customary affirmative and negative covenants, representations and warranties and default and termination provisions. The Company has agreed to guarantee the obligations of SCRII under the 2013 RPA and the PSA and the other related agreements pursuant to a performance guaranty.

The 2013 Receivables Facility increases the borrowing capacity secured by the receivables from $275 million under the 2011 RPA to $325 million, extends the final maturity date from June 8, 2014 to July 13, 2016, reduces the program fee from commercial paper plus 125 basis points to commercial paper plus 95 basis points, and reduces the unused commitment fee from 40 basis points to 35 basis points. Further, the 2013 Receivables Facility includes an accordion feature by which the maximum capacity can be increased by up to $75 million at the request of SRCII, subject to participation by the purchasers.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.
     The information set forth in Item 1.01 is incorporated by reference herein.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 17, 2013	SWIFT TRANSPORTATION COMPANY
	By:	/s/ Virginia Henkels
Virginia Henkels
Executive Vice President and Chief Financial Officer